Kensey Nash Reports Fourth Quarter and Full Fiscal Year 2010 Financial Results

EXTON, Pa., Aug. 23 /PRNewswire-FirstCall/ -- Kensey Nash Corporation (Nasdaq: KNSY), a medical device company primarily focused on regenerative medicine for a wide range of medical procedures, today reported the results for its three months and fiscal year ended June 30, 2010.

Fourth Quarter Snapshot and Recent Developments

•	Revenue of $21.9 million for the quarter, exceeding the high end of the Company's previous guidance range of $21.4-$21.8 million.
•	Record net sales of $15.1 million, exceeding previous guidance of $14.5-$14.7 million.
•	Royalty income of $6.8 million, below previous guidance of $6.9-$7.1 million.
•	Record diluted EPS and adjusted diluted EPS* of $0.60 and $0.54, respectively, exceeding the high end of previous guidance of $0.51-$0.53.
•	EBITDA* of $11.0 million.
•	Operating margin of 42%.
•	Operating cash flow of $10.9 million.
•	U.S. launch of first ECM product, the XCM Biologic™ Tissue Matrix, by strategic partner Synthes.
•	Received 510(k) clearance from the U.S. Food and Drug Administration for its second extracellular matrix (ECM) product, the Meso BioMatrix™ product.
•	New two-year collagen supply agreement with St. Jude Medical.
•	ECM strategic distribution agreement with Arthrex for sports medicine tendon repair and small joint surgeries.

Full Year Fiscal 2010 Financial Overview

•	Revenue of $80.6 million, meeting the high end of the Company's previous guidance range of $80.2-$80.6 million.
•	Net sales of $54.3 million, exceeding previous guidance of $53.6-$53.8 million
•	Royalty income of $26.4 million, below previous guidance of $26.5-$26.7 million
•
Record full fiscal year diluted EPS and adjusted diluted EPS* of $1.78 and $1.85, respectively, exceeding the high end of previous guidance for diluted EPS and adjusted diluted EPS* of $1.71-$1.73 and $1.82-$1.84, respectively.

•	EBITDA* of $37.5 million.
•	Operating margin of 38%.
•	Operating cash flow of $30.1 million.
•	Research and development investment of 22% of revenue.
•	Repurchased 1.8 million shares of Common Stock, or approximately 16% of the shares outstanding.

President and CEO Commentary

"Our Company continues to deliver strong financial results in a challenging economic and healthcare environment. Fourth quarter results reflect an improvement in revenues both sequentially and year over year due to an increase in our sports medicine business, more than offsetting a slowdown in our spine business. Overall, fiscal 2010 biomaterials sales increased 2% reflecting solid product sales growth of 6% in sports medicine and 5% in cardiovascular.  In addition, sales of our general surgery products increased 74%, primarily due to the initial shipment of products for the launch of the XCM Biologic™ Tissue Matrix and the timing of orders from another customer. Partially offsetting the increases in sales of these products was a decline in sales of spine products of 16%, reflecting the overall weakness in this market. Our total net sales were down 1% for the year due to a decrease in endovascular sales of 43% which more than offset the increase in biomaterials sales. Nevertheless, we delivered record fiscal 2010 earnings per share and significant operating cash flow while continuing our commitment to investment in key strategic research and development initiatives, including our ECM and cartilage technologies. In fiscal 2010, we achieved key research milestones, including ECM product approvals in the US and Europe, two ECM collaborative relationships, cartilage repair device CE mark approval, and clarification of the cartilage program's US clinical pathway as we begin our pilot trial this summer," commented Joe Kaufmann, President and CEO of the Company.

Supplemental Sales Data.  Details of the Company's net sales for the three months and fiscal year ended June 30, 2010 and 2009 are summarized below.

			Year over
	Three Months		Year %
	Ended June 30,		Change
($ millions)	2010	2009
Biomaterials
Products
Orthopaedic Products
Sports Medicine
Products	$5.1	$3.2	58%
Spine Products	3.5	3.7	(7%)
Other Orthopaedic
Products	0.2	0.03	n/a
Total Orthopaedic
Products	$8.7	$7.0	25%
Cardiovascular
Products	5.1	4.5	14%
General Surgery
Products	0.8	0.6	35%
Other Biomaterial
Products	0.2	0.3	(24%)
Biomaterials
Products	$14.9	$12.3	20%
Endovascular
Products	$0.3	$1.2	(77%)
Total Net Sales	$15.1	$13.6	12%

			Year over
	Fiscal Year		Year %
	Ended June 30,		Change
($ millions)	2010	2009
Biomaterials
Products
Orthopaedic Products
Sports Medicine
Products	$16.4	$15.5	6%
Spine Products	11.6	13.7	(16%)
Other Orthopaedic
Products	0.6	0.6	1%
Total Orthopaedic
Products	$28.6	$29.8	(4%)
Cardiovascular
Products	19.3	18.3	5%
General Surgery
Products	3.6	2.1	74%
Other Biomaterial
Products	0.5	0.8	(39%)
Biomaterials
Products	$52.1	$51.0	2%
Endovascular
Products	$2.2	$3.9	(43%)
Total Net Sales	$54.3	$54.9	(1%)

Fourth Quarter Ended June 30, 2010 (Fourth Quarter Fiscal 2010) Results

Revenues: Sales and Royalties.  Total revenues for the quarter were $21.9 million, representing an increase of 7% from total revenues of $20.5 million in the prior fiscal year fourth quarter. Revenues for the quarter increased 10% sequentially from $19.9 million in the third quarter of fiscal 2010.

Net sales of $15.1 million increased 12% from $13.6 million in the prior fiscal year comparable period and increased 14% sequentially from $13.2 million in the third quarter of fiscal 2010. Net sales of biomaterials products increased 20% to $14.9 million compared to $12.3 million in the comparable prior fiscal year period.  Orthopaedic sales, consisting principally of sales of sports medicine and spine products, increased primarily due to growth in Sports Medicine product sales, partially offset by a modest decline in Spine sales. Cardiovascular sales, consisting principally of sales of vascular closure product components to St. Jude Medical (NYSE: STJ), increased due to favorable variations in ordering patterns of components used in the manufacture of the Angio-Seal™ device by St. Jude Medical. Endovascular sales during the quarter were $0.3 million, a decrease of 77% compared to $1.2 million in the prior fiscal year fourth quarter.

Royalty income for the fourth quarter of fiscal 2010 was $6.8 million compared to $6.9 million in the comparable prior fiscal year period.  Royalty income in the fourth quarter of fiscal 2010 included $5.3 million in Angio-Seal™ royalties and $1.4 million in royalties from Orthovita, Inc. (Nasdaq: VITA).  Angio-Seal™ royalties remained relatively flat in the quarter over the prior fiscal year comparable quarter. Royalties from Orthovita declined $0.2 million compared to the same prior fiscal year quarter.

Earnings Per Share.  Fourth quarter adjusted diluted earnings per share* (which exclude the net insurance proceeds described below) increased 32% to $0.54, compared to diluted earnings per share of $0.41 for the same period of fiscal 2009. Fourth quarter fiscal 2010 diluted earnings per share were $0.60.  Positively affecting the fourth quarter fiscal 2010 diluted earnings per share and adjusted diluted earnings per share* was lower weighted average common shares outstanding due to the Company's stock repurchase programs. The Company recognized pre-tax net property insurance proceeds of approximately $0.9 million in the quarter for a previously disclosed claim under its property insurance policy classified within cost of products sold. Adjusted diluted earnings per share* excludes the $0.9 million in net insurance proceeds. During the fourth quarter of fiscal 2010, the Company's total tax-effected equity compensation expense was $0.6 million, which is consistent with the comparable prior year period.

Fiscal Year Ended June 30, 2010 (Fiscal 2010) Results

Revenues: Sales and Royalties.  Total revenues for the fiscal year ended June 30, 2010 were $80.6 million, representing a decrease of 2% from total revenues of $82.1 million for the fiscal year ended June 30, 2009 (fiscal 2009).

Net sales of $54.3 million decreased 1% from $54.9 million in the prior fiscal year. Net sales of biomaterials products increased 2% to $52.1 million compared to $51.0 million in the prior fiscal year.  The biomaterials products sales increase was primarily due to an increase in general surgery, sports medicine and cardiovascular product sales.  General surgery product sales increased due to the initial shipment of products for the launch of the XCM Biologic™ Tissue Matrix products and variations in ordering patterns from another customer. Fiscal 2009 cardiovascular product sales included a one-time cancellation fee of $781,000 for a research and development project.  Offsetting the increase in sports medicine, general surgery and cardiovascular product sales was a decrease in spine product sales. The decline in sales of spine products was due to the overall weakness in the spine market. Additionally, in fiscal 2009, spine product sales included a one-time cancellation fee of $825,000 for a research and development project.  Endovascular sales during the fiscal year ended June 30, 2010 decreased to $2.2 million compared to $3.9 million in the prior fiscal year, primarily due to a decrease in Safe-Cross and QuickCat product sales.

Royalty income for the fiscal year ended June 30, 2010 was $26.4 million, down 3% compared to $27.2 million in the comparable prior fiscal year. Royalty income for the fiscal year ended June 30, 2010 included $20.3 million in Angio-Seal™ royalties and $5.8 million in royalties from Orthovita.  Angio-Seal™ royalties decreased by approximately 4% or $0.8 million for the fiscal year ended June 30, 2010 over the prior fiscal year. Royalties from Orthovita were consistent with the prior fiscal year.

Earnings Per Share.  For the fiscal year ended June 30, 2010, adjusted diluted earnings per share* (which exclude the charges and net insurance proceeds described below) increased 9% to $1.85, compared to diluted earnings per share of $1.69 for fiscal 2009.  For the fiscal year ended June 30, 2010, diluted earnings per share were $1.78.  Although net income was down slightly, positively affecting the fiscal 2010 diluted earnings per share and adjusted diluted earnings per share* was lower weighted average common shares outstanding due to the Company's stock repurchase programs. As previously disclosed, in the second quarter of fiscal 2010, the Company implemented a cost reduction plan, which resulted in a total of $1.9 million in charges, consisting of a pre-tax severance charge of approximately $1.0 million and a pre-tax unabsorbed overhead expense charge of approximately $0.9 million.  In addition, the Company recognized pre-tax net property insurance proceeds of approximately $0.8 million classified within cost of products sold. Adjusted diluted earnings per share* exclude these $1.9 million in charges and the $0.8 million net insurance proceeds.

During the fiscal year ended June 30, 2010, the Company's total tax-effected equity compensation expense was $2.2 million, an increase of approximately $0.9 million from $1.3 million in fiscal 2009.  Tax-effected equity compensation expense for the fiscal year ended June 30, 2010 was higher than the fiscal 2009 because fiscal 2010 equity expense included an additional $0.7 million due to an additional year of amortized expense and fiscal 2009 included an additional $0.2 million favorable mark-to-market adjustment on cash-settled stock appreciation rights. Further negatively affecting earnings per share was a $0.5 million decrease in interest income for the fiscal year ended June 30, 2010 compared to fiscal 2009, due to the significant decrease in interest rates and the Company's use of cash for stock repurchases.

During the fiscal year ended June 30, 2010, the Company generated cash from operations of $30.1 million, and at June 30, 2010, the Company had $65.7 million of cash and investment balances and total debt of $31.4 million.

Fiscal 2011 Guidance

The Company currently expects total revenues for fiscal year 2011 will be in the range of $81.0 to $83.0 million.  Net sales and royalties are expected to be in the ranges of $54.0 to $55.5 million and $27.0 to $27.5 million, respectively.  The Company expects the combination of new product launches of its ECM products in the US and EU along with the launch of the cartilage repair device in the EU and overall growth in its core biomaterials business will more than offset the expected reduction in Angio-Seal component sales in fiscal 2011 primarily due to the Company's new supply agreement with St Jude Medical.

The Company currently expects diluted earnings per share for fiscal 2011 will be in the range of $1.86 to $1.90.  Fiscal 2011 will include a significant investment in research and development, with total research and development spending for fiscal 2011 estimated to be approximately $20 million.  The Company plans to increase its clinical activities in its cartilage and ECM technologies both in the US and in Europe.

The Company currently expects that its operating margin will be approximately 33%-35% in fiscal 2011 and its balance sheet will continue to be strengthened by adding cash from operations in excess of $25 million.

The Company is currently estimating that first quarter fiscal 2011 total revenues will be in the range of $17.0 to $17.3 million. Net sales are expected to be in the range of $10.8 to $11.0 million and royalties are expected to be in the range of $6.2 to $6.3 million.  The Company expects first quarter fiscal 2011 diluted earnings per share of $0.41 to $0.43. The fiscal 2011 first quarter revenue estimates reflect the continued weakness in the overall spine market which is negatively impacting near term orders and a decrease in sports medicine product sales and Angio-Seal collagen product sales due to variations in ordering patterns in the quarter. It is anticipated that both sports medicine and Angio-Seal collagen sales will improve significantly in the second fiscal quarter.

Stock Repurchase Update. During the fiscal year ended June 30, 2010, the Company repurchased 1,794,705 shares of Common Stock, at a total cost of approximately $41.3 million, or an average market price of $23.02 per share, using available cash.  Under the current $30 million repurchase program, there was approximately $29.2 million remaining to repurchase shares of Common Stock as of June 30, 2010. The Company had 9,437,236 shares of Common Stock outstanding as of June 30, 2010.

Income Taxes.  The Company's effective tax rate for fiscal 2010 was approximately 33%, the same as the Company's effective tax rate for fiscal 2009.  The Company currently estimates that its fiscal 2011 effective tax rate will be between 32% and 33%.  In the course of estimating the Company's annual effective tax rate and recording its quarterly income tax provision, the Company considers many factors, including its expected earnings, state income tax apportionment, estimated manufacturing and research and development tax credits, non-taxable interest income and other estimates. The Company's fiscal 2011 guidance assumes that the Federal research and development credit will be reinstated. Material changes in, or differences from, these estimates could have a significant impact on the Company's effective tax rate.

* Adjusted diluted earnings per share excluding after-tax severance, unabsorbed overhead charges and net property insurance proceeds and EBITDA are non-GAAP financial measures and should not be considered replacements for GAAP results or guidance.  For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast. The Company will be hosting a teleconference discussing the earnings results on Monday, August 23, 2010 at 9:00 A.M. Eastern Time. To participate in the teleconference call, please dial 1-612-234-9959. The teleconference call will also be available for replay starting Monday, August 23, 2010 at 11:00 A.M. Eastern Time through Monday, August 30, 2010 at 11:59 P.M. Eastern Time by dialing 1-800-475-6701 with an access code of 166835.

Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com.  To listen to the live teleconference call, please go to the www.kenseynash.com website and choose the Investor Relations page.  Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software.  A replay of the teleconference will be archived on the www.kenseynash.com website and may be accessed following the teleconference.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology.  The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials.  The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including, the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets.

Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the current expectations of Kensey Nash Corporation (the Company) about its prospects and opportunities, including financial forecasts and estimates for the first quarter of fiscal 2011 and the full fiscal year 2011 under the caption "Fiscal 2011 Guidance" and other captions.  The Company has tried to identify these forward looking statements by using words such as "expect," "anticipate," "estimate," "plan," "will," "would," "should," "forecast," "believe," "guidance," "projection" or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, St. Jude Medical's success in selling the Angio-Seal device and the extent to which, after December 31, 2010, St. Jude is able to and does in fact rely on its internal manufacturing to fulfill its requirements for collagen plugs for the Angio-Seal device in excess of the minimum it must purchase from the Company, the Company's current dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling Kensey Nash related products in the marketplace, the impact of product recalls and other manufacturing issues, the Company's success in its research and development efforts in its cartilage repair and extracellular matrix technologies programs, Synthes' success in selling the Company's extracellular matrix products, the success of U.S. trials with respect to the Company's cartilage repair products and completion of additional clinical trials in both the U.S. and Europe to support regulatory approval of future generations of its products, competition from other technologies, the Company's success in distributing its products into the marketplace (including its initial success in selling its new cartilage repair product in Europe), risks associated with the Company's continued research and development efforts with respect to its endovascular products (including the risk that those efforts will not be successful and that some of the associated milestone payments will not be received) and Spectranetics' success in selling the endovascular products, as well as tax and other risks associated with healthcare reform, economic conditions and foreign currency fluctuations. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's SEC filings, including the disclosures under "Risk Factors" in those filings.  Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

KENSEY NASH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2010	2009
	(Unaudited)
Revenues:
Net sales
Biomaterial sales	$14,850,258	$12,328,406
Endovascular sales	283,858	1,241,254
Total net sales	15,134,116	13,569,660
Royalty income	6,754,565	6,939,875
Total revenues	21,888,681	20,509,535
Operating costs and
expenses:
Cost of products sold	5,787,906	5,786,303
Research and development	4,589,272	4,543,863
Selling, general and
administrative	2,406,819	2,589,795
Total operating costs and
expenses	12,783,997	12,919,961
Income from operations	9,104,684	7,589,574
Interest and other
(expense)/income, net	(353,036)	(386,196)
Pre-tax income	8,751,648	7,203,378
Income tax expense	2,829,422	2,487,743
Net income	$5,922,226	$4,715,635
Basic earnings per share	$0.61	$0.42
Diluted earnings per share	$0.60	$0.41
Weighted average common
shares outstanding	9,641,863	11,275,314
Diluted weighted average
common shares outstanding	9,908,716	11,589,838

	Fiscal Year Ended June 30,
	2010	2009
Revenues:	(Unaudited)
Net sales
Biomaterial sales	$52,096,283	$51,045,578
Endovascular sales	2,180,421	3,858,187
Total net sales	54,276,704	54,903,765
Royalty income	26,370,841	27,177,085
Total revenues	80,647,545	82,080,850
Operating costs and
expenses:
Cost of products sold	23,507,351	24,193,941
Research and development	17,876,748	18,134,442
Selling, general and
administrative	9,009,329	9,219,001
Total operating costs and
expenses	50,393,428	51,547,384
Income from operations	30,254,117	30,533,466
Interest and other
(expense)/income, net	(1,401,692)	(744,200)
Pre-tax income	28,852,425	29,789,266
Income tax expense	9,388,301	9,710,156
Net income	$19,464,124	$20,079,110
Basic earnings per share	$1.83	$1.74

Diluted earnings per share	$1.78	$1.69
Weighted average common
shares outstanding	10,623,926	11,547,266
Diluted weighted average
common shares outstanding	10,936,590	11,897,835

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,102,362	$49,474,255
Investments	42,571,544	30,230,131
Trade receivables	5,307,563	4,657,850
Other receivables	6,938,013	6,788,877
Inventory	8,885,875	10,585,065
Prepaid expenses and other assets	1,091,760	941,966
Deferred tax asset, current	2,857,262	2,490,406
Total current assets	90,754,379	105,168,550
Property, plant and equipment, net	54,984,890	57,972,895
Deferred tax asset, non-current	1,872,619	807,538
Other non-current assets	6,508,841	7,141,447
Total assets	$154,120,729	$171,090,430

Liabilities and Stockholders'
Equity
Current liabilities:
Accounts payable and accrued
expenses	$7,955,650	$7,642,049
Other current liabilities	131,836	295,764
Current portion of debt	1,399,997	1,399,997
Deferred revenue	947,378	782,906
Total current liabilities	10,434,861	10,120,716
Long-term portion of debt	29,983,333	31,383,333
Deferred revenue, non-current	3,336,780	1,808,902
Other non-current liabilities	5,542,509	4,502,900
Total stockholders' equity	104,823,246	123,274,579
Total liabilities and stockholders'
equity	$154,120,729	$171,090,430

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Three Months and Fiscal Year Ended June 30, 2010 Earnings Before
Interest,
Taxes, Depreciation and Amortization (EBITDA)

	Three Months	Fiscal Year
	Ended	Ended
	June 30, 2010	June 30, 2010
($ millions)
Net Income - GAAP	$5.9	$19.5
Income Tax Expense	2.8	9.4
Interest Income	(0.2)	(0.7)
Interest Expense	0.5	2.1
Depreciation and
Amortization	1.9	7.3
EBITDA	$11.0	$37.5

Three Months and Fiscal Year Ended June 30, 2010 Adjusted Earnings
Per Share

	Three Months	Fiscal Year
	Ended	Ended
	June 30, 2010	June 30, 2010

Diluted Earnings Per Share
-GAAP	$0.60	$1.78
Cost Reduction Plan Charges
(a)	-	0.12
Fire Insurance Settlement
(b)	(0.06)	(0.05)
Adjusted Diluted Earnings
Per Share	$0.54	$1.85

(a) Diluted earnings per share for fiscal 2010  included second quarter total charges of approximately $1.9 million incurred in connection with a cost reduction plan primarily associated with reduced endovascular activities and to lower overall inventory levels.  This plan included approximately $1.0 million in severance charges ($660,000 in after-tax charges), or $0.06 per share, incurred as a result of headcount reduction, and approximately $0.9 million in unabsorbed overhead expense charges ($610,000 in after-tax charges), or $0.06 per share, incurred as a result of reduced work schedules during the second quarter of fiscal 2010.

(b) Diluted earnings per share for fiscal 2010 included net property insurance proceeds of approximately $775,000 ($504,000 in after-tax proceeds), or $0.05 per share, recorded in connection with a previously disclosed claim under the Company’s general liability insurance policy relating to a fire which occurred in December 2009 that was contained to a small area in the Company’s corporate headquarters building.  The Company recorded charges related to the fire in the second and third quarter of fiscal 2010 which totaled approximately $106,000.  During the fourth quarter of fiscal 2010 the Company recorded additional charges and proceeds resulting in net insurance proceeds of approximately $880,000 ($573,000 in after-tax proceeds), or $0.06 per share.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures, such as EBITDA and Adjusted Diluted Earnings Per Share. EBITDA represents our GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted Diluted Earnings Per Share is adjusted from our GAAP results to exclude certain expenses described above.  These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results. These non-GAAP measures will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with future presentation.  Further, these non-GAAP results are one of several primary indicators management uses for planning and forecasting in future periods.  The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

CONTACT:  Joseph W. Kaufmann, President and Chief Executive Officer of Kensey Nash Corporation, +1-484-713-2100